Exhibit 10.12

SOS HYDRATION INC.

Victor Andrade January 9, 2022

Address:

Phone Number
Email

Re: Updated Offer of Employment by SOS Hydration Inc.

Dear Victor,

I am very pleased to confirm our offer to you of full-time employment with SOS Hydration Inc., a Nevada corporation based in Longmont Colorado (the “Company”), for the position of Chief Financial Officer in the United States. You will report directly to and be supervised by the James Mayo. This offer is contingent upon the company successfully completing satisfactory reference and background checks.

Your first date of employment with the company shall be January 9, 2022. The terms of our offer and the benefits currently provided by the Company are as follows:

1.	Salary. You will be paid a salary of $150,000.00 per year (less withholding and other applicable deductions) and will be payable twice per month in accordance with the Company’s Employee Handbook attached hereto as Exhibit C.
2.	Commission and Bonus Payments. You may be entitled, either now or in the future, to receive commissions or bonus payments that are paid purely upon your achievement of specific goals or objectives, and/or team/Company goals. If you are entitled to any such additional payment, the tasks, duties, revenue objectives and goals needed to be completed in order to qualify for such payment will be found in Exhibit A.

3.        Benefits. Your Employee Handbook will provide you with details related to the employee benefits you are entitled to.

4.        Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" in the form attached hereto as Exhibit B as a condition of your employment.

5.	At Will Employment. You are agreeing that you understand that this Agreement does not constitute a contract of employment or obligate the Company to employ you for any stated period of time. You understand that you are an “at will” employee of the Company and that your employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or yourself. You acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. You further acknowledge that your participation in any benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of your employment by the Company as noted above.
6.	Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

SOS Hydration Inc., 1265 Bramwood Pl, Unit 6, Longwood CO 80501, USA.

Web: www.sosrehydrate.com | Email: james@sosrehydrate.com| Phone: +1 (415) 815-7665

7.	Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
8.	Acceptance. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/S/JAMES MAYO

James Mayo, SOS Hydration Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/S/ VICTOR ANDRADE

Victor Andrade

SOS Hydration Inc., 1265 Bramwood Pl, Unit 6, Longwood CO 80501, USA.

Web: www.sosrehydrate.com | Email: james@sosrehydrate.com| Phone: +1 (415) 815-7665

EXHIBIT A

Job Description

In order for you to be eligible for any Commission or Bonus payments, you are expected to perform the tasks and duties as detailed in this Job Description along with other tasks, duties, specific revenue objectives and other objectives for the year that may be agreed upon between you and your supervisor. Bonus are usually team orientated based off company performance.

If you are entitled to receive any commission or bonus payments, the specific tasks, duties, specific revenue objectives and other objectives will be documented as an Appendix to this Exhibit A by your supervisor.

Bonus payments are made for exceeding objectives not for meeting them.

Objective:

To support our growing business in the USA.

Job description:

• Deliver on all finance activities

• Implement and deliver on a set plan for expansion.

• Be ready to set budget and work within budgets already set to achieve goals
• Ensure SOS hits and meets SCC requirements for being a public company

• Deliver timely financial reporting that passes Audit

• Assist CEO with budget planning and investor communications

• Support the SOS board from a financial input perspective.

Required skills:

• Finance experience

• Food and beverage experience

• Lead, work alongside, inspire and train the current team

• As a senior member to help instill SOS process into the team

• Ability to work independently. SOS believes in mission command.

• Ability to multi-task and work under pressure

• Good communication skills and customer facing skills

• Very strong negotiation skills

• Ability to do many other facets outside job description for the best benefit of a growing company
• Be flexible in work hours

Desired skills:

A sense of humour

SOS Hydration Inc. 548 Market Street, #82331, San Francisco, CA 94104, USA. Web: WWW.SOSHYDRATION.COM

EXHIBIT B

Employee Invention Assignment and Confidentiality Agreement

In consideration of, and as a condition of my employment with SOS Hydration, Inc., a California corporation based in California (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the “Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets.

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company. Attached hereto as Appendix A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4. Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after

SOS Hydration Inc. 548 Market Street, #82331, San Francisco, CA 94104, USA. Web: WWW.SOSHYDRATION.COM